Abercrombie & Fitch Co.
Restated Financial Information
(Unaudited)
(in thousands, except per share data and store data)

				Fiscal 2011					Fiscal 2012
	2008 (1)	2009 (1)	2010	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Net Sales	$3,484,058	$2,928,626	$3,468,777	$836,674	$916,763	$1,075,856	$1,328,766	$4,158,058	$921,218	$951,407	$1,169,649	$1,468,531	$4,510,805

Cost of Goods Sold (2)	1,152,963	1,045,028	1,251,348	311,138	338,298	419,602	538,796	1,607,834	380,126	358,956	417,135	537,879	1,694,096

Gross Profit (2)	2,331,095	1,883,598	2,217,429	525,536	578,465	656,254	789,970	2,550,224	541,092	592,451	752,514	930,652	2,816,709

Total Stores and Distribution Expense	1,436,363	1,425,950	1,589,501	399,101	425,325	461,683	602,140	1,888,248	455,732	458,085	496,942	577,167	1,987,926

Total Marketing, General and Administrative Expense	405,248	353,269	400,804	107,651	109,999	107,844	111,627	437,120	116,889	111,293	123,381	122,321	473,883

Other Operating (Income) Expense, Net	(8,778)	(13,533)	(10,056)	(1,836)	544	(2,855)	7,619	3,472	(2,584)	(1,933)	(1,154)	(13,663)	(19,333)

Operating Income (2)	498,262	117,912	237,180	20,620	42,597	89,582	68,584	221,384	(28,945)	25,006	133,345	244,827	374,233

Interest (Income) Expense, Net	(11,382)	(1,598)	3,362	950	985	533	1,108	3,577	1,089	1,546	1,584	3,069	7,288

Income from Continuing Operations Before Taxes	509,644	119,510	233,818	19,670	41,612	89,049	67,476	217,807	(30,034)	23,460	131,761	241,758	366,945

Tax Expense for Continuing Operations (2)	201,475	40,557	78,109	7,468	13,493	32,057	21,651	74,669	(8,729)	6,409	47,725	84,529	129,934

Net Income from Continuing Operations (2)	308,169	78,953	155,709	12,202	28,119	56,992	45,825	143,138	(21,305)	17,051	84,036	157,229	237,011

Net Income (Loss) from Discontinued Operations (Net of Taxes)	(35,914)	(78,699)	—	796	—	—	—	796	—	—	—	—	—

Net Income (2)	272,255	254	155,709	12,998	28,119	56,992	45,825	143,934	(21,305)	17,051	84,036	157,229	237,011

Net Income Per Share from Continuing Operations: (2)
Basic	$3.55	$0.90	$1.77	$0.14	$0.32	$0.66	$0.53	$1.65	$(0.25)	$0.21	$1.03	$1.99	$2.89
Diluted	$3.45	$0.89	$1.73	$0.13	$0.31	$0.64	$0.52	$1.60	$(0.25)	$0.20	$1.02	$1.95	$2.85

Net (Loss) Income Per Share from Discontinued Operations:
Basic	$(0.41)	$(0.90)	$—	$0.01	$—	$—	$—	$0.01	$—	$—	$—	$—	$—
Diluted	$(0.40)	$(0.89)	$—	$0.01	$—	$—	$—	$0.01	$—	$—	$—	$—	$—

Net Income Per Share: (2)
Basic	$3.14	$—	$1.77	$0.15	$0.32	$0.66	$0.53	$1.66	$(0.25)	$0.21	$1.03	$1.99	$2.89
Diluted	$3.05	$—	$1.73	$0.14	$0.31	$0.64	$0.52	$1.61	$(0.25)	$0.20	$1.02	$1.95	$2.85

Weighted-Average Shares Outstanding:
Basic	86,816	87,874	88,061	87,282	87,267	86,962	85,881	86,848	84,593	82,555	81,669	78,944	81,940
Diluted	89,291	88,609	89,851	90,441	90,353	89,707	87,648	89,537	86,184	83,441	82,522	80,554	83,175

Comparable Sales (3)									1%	(6)%	0%	(1)%	(1)%

Comparable Store Sales	(13)%	(23)%	7%	10%	9%	7%	0%	5%	(5)%	(10)%	(3)%	(4)%	(5)%

Actual Shares Outstanding	87,055	87,985	87,246	87,377	86,966	87,158	85,638	85,638	82,542	82,567	79,557	78,445	78,445

Number of Stores - End of Period	1,097	1,096	1,069	1,071	1,073	1,092	1,045	1,045	1,049	1,055	1,067	1,051	1,051

Gross Square Feet - End of Period	7,760	7,848	7,756	7,738	7,801	7,967	7,778	7,778	7,840	7,900	8,041	7,958	7,958

(1) Reported results for periods prior to Fiscal 2010 have not been restated to reflect the change in accounting principle. The change is not determinable because the information necessary to determine the weighted-average cost using the cost method prior to that year is not available.

(2) For Fiscal 2010, 2011 and 2012 along with the quarterly periods during Fiscal 2011 and Fiscal 2012 (through Q3), the reported amounts have been restated to reflect reporting under the cost method.

(3) Beginning with the fourth quarter of 2012, the Company is reporting comparable sales including both stores and direct to consumer. The Company has provided comparable sales beginning with the first quarter of 2012.